JOINT VENTURE AGREEMENT
                          RELATING TO NEW JERSEY ASSETS


         This Joint Venture Agreement is made and entered into as of the 30th day of October, 1998 by and between GREENWOOD NEW JERSEY, INC., a New Jersey corporation ("GNJ") and PENN NATIONAL GAMING, INC., a Pennsylvania corporation ("PNG").

                                   BACKGROUND

         GNJ, as Buyer, is a party to an Asset Purchase Agreement dated July 2, 1998, wherein International Thoroughbred Breeders, Inc. ("ITB") and certain subsidiaries of ITB have agreed to sell to GNJ substantially all of the assets of the Sellers related to the operation of Garden State Park in Cherry Hill, New Jersey ("GSP") and Freehold Raceway in Freehold, New Jersey ("Raceway"); and the operation of pari-mutuel wagering at GSP and Raceway, including the real estate associated with the operation of Freehold Raceway, all on the terms and conditions set forth in the Asset Purchase Agreement. Certain terms herein are defined in the Asset Purchase Agreement, and shall have the same meaning herein as defined in the Asset Purchase Agreement.

         GNJ and PNG have agreed that they desire to act jointly in connection with the acquisition of the Assets and subsequent operation of the Business. This Joint Venture Agreement sets forth the basis on which the parties will cooperate and act to accomplish this objective.

         This Joint Venture Agreement contemplates that GNJ will consummate its acquisition as soon as all conditions to that acquisition have been met and closing is feasible. Thereafter, PNG will be sold an interest in GNJ, or otherwise will acquire 50% interest in the entities that acquire the Assets and conduct the Business. However, if possible, and if all conditions to permit PNG to acquire a 50% interest in the Asset Purchase Agreement prior to the closing, the transactions will be structured in that manner (the "Restructuring"). This Restructuring may require, among other things, the approval of ITB and the Sellers, and New Jersey governmental approvals, any of which may preclude the Restructuring prior to the closing of the transactions under the Asset Purchase Agreement. It is the intention of the parties that this Joint Venture Agreement not delay the possible closing of the acquisition contemplated by the Asset Purchase Agreement beyond the earliest possible date for such closing.

         NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING and the mutual covenants contained herein, and intending to be legally bound, the parties agree as follows:

         1. Joint Ownership. Regardless of the specific form of the transactions necessary to accomplish the objective, GNJ and PNG agree that the acquisition of the Assets and the operation of the Business will be as a joint equally owned venture with the obligations, costs, responsibilities, liabilities and risks borne equally by the parties.

         2. Most Likely  Scenario.  PNG will  cooperate with GNJ to assist GNJ's obtaining all necessary consents, approvals and meeting all conditions to the purchase of the Assets. GNJ will consummate the closing under the Asset Purchase Agreement as promptly as possible. Thereafter, and upon the obtaining of any and all necessary approvals and meeting all conditions to permit PNG to acquire a 50% interest in each entity which acquires any of the assets and to thereafter have a 50% ownership and participation in the Business, the parties will take all necessary actions, transfers and steps to accomplish this result (the "Joint Venture Closing"). PNG will at the Joint Venture Closing, in this scenario, reimburse GNJ 50% of all cash payments made by GNJ at the ITB closing, and will assume 50% of all obligations assumed at the ITB closing. Conditions to the admission of PNG for this purpose might include, but shall not be limited to, New Jersey, regulatory approvals, Hart-Scott-Rodino compliance, creditor approvals and approvals by the Sellers and ITB (the "Joint Venture Approvals"). The parties will cooperate in a prompt and diligent manner to pursue each of these conditions.

         3. Alternative Scenario. To the extent all conditions set forth herein can be met and all Joint Venture Approvals are obtained prior to GNJ's consummation of the purchase of the assets, PNG will be admitted as a party to the Asset Purchase Agreement and will participate at the closing of the transactions contemplated by the Asset Purchase Agreement as a 50% participant.

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         4. Operation of the Business.  The Business will be operated as a joint venture and all entities controlling any of the Assets related to the Business or any aspect of the Business will be under the joint ownership and control of the parties. Representation on any board of directors, management committees, and other governing provisions will reflect this equal joint ownership. Concurrent with the Joint Venture Closing, the parties will enter into such shareholder agreements, partnership agreements or other documents necessary and appropriate to implement the concept set forth herein.

         5. Scope of the Business. The joint venture provided for in this Joint Venture Agreement relates to the Business and Assets being acquired. This joint venture shall also be applicable to any OTB Facilities permitted to be operated in New Jersey now or hereafter by virtue of the operation of the Business in New Jersey. It shall also apply to any phone betting operations established in New Jersey, as permitted now or hereafter due to the operation of the Business in New Jersey. However, each party conducts other related businesses outside of New Jersey, including competing businesses, and this Agreement shall not apply to any such other activities; nor shall it prevent the parties from individually engaging in additional activities both within and outside of New Jersey which are not related to the Business.

         6. Indemnification; Assumption of Liabilities. This joint venture is intended to result in the parties having equal responsibilities and liabilities and each will indemnify the other for any losses assumed by either related to the Business of the joint venture. For example, the guarantee of the Purchase Price Notes referred to in the Asset Purchase Agreement by Greenwood Racing, Inc. could result in payments by Greenwood Racing, Inc. to the Sellers. In that event, PNG would reimburse Greenwood Racing, Inc. to the extent of 50% of any such payments.

         7. Lincoln Property Company. PNG has advised GNJ that it is a party to a letter agreement with Lincoln Property Company ("Lincoln") concerning a joint proposal to acquire the Assets and the Business by submission of a Superior Proposal to ITB and the Sellers which would substitute for GNJ's Asset Purchase Agreement. PNG has further advised it intends to discuss with Lincoln a modification of the letter agreement to permit PNG to proceed with the Joint Venture with GNJ. PNG agrees to use its best efforts to obtain the approval of Lincoln and any other approvals required and to proceed in accordance with this Joint Venture Agreement. GNJ has no objection to Lincoln's acquisition of the GSP real estate, subject to Buyer's rights set forth in the GSP Lease. In the event that PNG is unable to obtain the approval of Lincoln to modify the letter agreement by 11:59 PM on Monday, November 2, 1998 this Joint Venture Agreement will automatically terminate.

         8. Due Diligence to Date. PNG has and it will continue to conduct its own due diligence in connection with its participation in the joint venture and is not relying upon GNJ's due diligence. Furthermore, GNJ is making no representation or warranty as to the contemplated transactions, the Assets, the future prospects of the Business or otherwise inducing PNG to enter into this joint venture. Upon the creation of the joint venture, PNG will reimburse GNJ for 50% of all out-of-pocket expenses incurred by GNJ in the connection with the Asset Purchase Agreement through the date hereof, exclusive of legal fees which have been incurred by GNJ. Following the date hereof, the parties will each bear their own expenses in connection with the joint venture, except for expenses of the joint venture borne directly by the joint venture.

         9. Governing Law; Counterparts. This joint venture agreement shall be governed by the laws of the Commonwealth of Pennsylvania. This joint venture agreement may be signed in one or more counterparts, all of which taken together shall be deemed one original.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date above written.

GREENWOOD NEW JERSEY, INC.


By: /S/ HAL HANDEL
Hal Handel, President

PENN NATIONAL GAMING, INC.


By: /S/ WILLIAM J. BORK
William J. Bork, President

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